Name:	Scopia Management, Inc.
Address:	152 West 57th Street, 33rd Floor New York, NY 10019
Date of Event Requiring Statement:	10/01/18
Name:	Matthew Sirovich
Address:	152 West 57th Street, 33rd Floor New York, NY 10019
Date of Event Requiring Statement:	10/01/18
Name:	Jeremy Mindich
Address:	152 West 57th Street, 33rd Floor New York, NY 10019
Date of Event Requiring Statement:	10/01/18